Exhibit 10.1

RESIGNATION AGREEMENT

RESIGNATION AGREEMENT made on this 29th day of December 2006 by and between vFinance, Inc., a Delaware corporation (the "Company") and Timothy Mahoney ("Employee").

WITNESSETH:

WHEREAS, Employee desires to resign as director and officer of the Company effective January 3, 2007;

WHEREAS, the Company desires to accept Employee’s resignation effective January 3, 2007; and

WHEREAS, the Company recognizes Employee’s service to the Company during his term of employment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Employee hereby agree as follows:

1.
Resignation. The Employee shall resign as an officer, director and employee of the Company and all of its subsidiaries effective on January 3, 2007 and the Amended and Restated Employment Agreement dated November 16, 2004 between the Company and Employee shall terminate on January 3, 2007.

2.
Change in Control Payment. In light of the services of the Employee to the Company during the term of his employment with the Company, the Company hereby agrees that upon a Change in Control (as hereinafter defined) anytime from January 3, 2007 up to and including January 3, 2010, Employee shall be entitled to the immediate receipt of the Change in Control Payment (as hereinafter defined) from the Company in accordance with the terms hereinafter set forth, provided that such Change in Control Payment is approved in writing (a copy of which is provided to the Company) by the U.S. House Ethics Committee if Employee is a member of the U.S. House of Representatives as a condition to and prior to or at the time such Change in Control Payment is due and payable:

(a) Change of Control. For purposes of this Agreement, the term "Change in Control" shall mean the occurrence of any of the following events not approved by a majority of the Company’s Board of Directors who were members of the Board of Directors immediately prior to such event:

(1) Thirty percent (30%) or more of the Company's outstanding voting stock shall be beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) by any person (other than Employee), entity or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934;

(2) A change in the majority of the Company's Board of Directors;

(3) Any merger, consolidation or business combination pursuant to which the Company is not the surviving corporation or thirty percent (30%) or more of the Company's outstanding voting stock shall be beneficially owned (within the meaning of Section 13(d)(3) or 14(d)(2))by any person (other than Employee), entity or “group” (as defined in Rule 13d-3) after such merger, consolidation or business combination;

(4) A liquidation or dissolution of the Company; or

(5) The sale of all or substantially all of the Company's assets.

(b) Change in Control Payment. For purposes of this Agreement, the term "Change in Control Payment" shall mean:

(1) Employee shall receive a lump sum payment equal to:

(i) two (2) multiplied by the sum of Employee's highest annual Base Salary during the term of his employment; plus

(ii) two (2) multiplied by the higher of:

(A) the highest bonus, incentive and other compensation payments actually received by Employee in respect of any year within the three (3) fiscal years preceding the Triggering Event (or the annualized sum of bonuses, incentives and other compensation which Employee received during the year in which the Triggering Event occurred); or

(B) the highest bonus, incentive and other compensation payments the Employee was entitled (notwithstanding the fact that the Employee agreed to a lesser amount pursuant to Section 5 (e) of the Employment Agreement) to receive pursuant to Exhibit A in respect of any year within the three (3) fiscal years preceding the Triggering Event (or the annualized sum of bonuses, incentives or other compensation which Employee was entitled to receive pursuant to Exhibit A during the year in which the Triggering Event occurred notwithstanding the fact that the Employee agreed to a lesser amount pursuant to Section 5 (e) of the Employment Agreement).

(2) All stock options, warrants, other stock appreciation rights and other similar securities shall become immediately and fully vested and all conditions applicable to all contingently issued options, warrants, stock appreciation rights and other similar securities shall be deemed waived by the Company;

3.
Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

4.
Notice. Any notice required or permitted hereunder shall be deemed validly given if delivered by hand, verified overnight delivery, or by first class, certified mail to the following addresses (or to such other address as the addressee shall notify in writing to the other party):

If to Employee:	Timothy Mahoney 68 Cayman Place Palm Beach Gardens, FL 33418
If to the Company:	3010 N. Military Trail, Suite 300 Boca Raton, Florida 33431 Attention: Chief Financial Officer

5.
Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing.

6.
Binding Effect. The Company's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon the Employee and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company, its successors and assigns.

7.	Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

8.
Governing Law. This Agreement is to be performed in the State of Florida, and the validity, construction and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of the State of Florida, without giving effect to any choice of laws principles. In the event of any litigation arising out of or relating to this Agreement, exclusive venue shall be in Palm Beach County, Florida.

9.
Enforceability. The invalidity or unenforceability of any term of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement, which shall remain in full force and effect.

10.
Disputes. In the event any dispute or litigation arises hereunder between any of the parties hereto, the prevailing party shall be entitled to all reasonable costs and expenses incurred by it in connection therewith (including, without limitation, all reasonable attorneys' fees and costs incurred before and at any trial or other proceeding and at all tribunal levels), as well as all other relief granted in any suit or other proceeding. As used herein, a party shall be deemed “prevailing” when it recovers (I) as to a damage claim, an aggregate of more than fifty percent (50%) of the damages which it seeks among its various asserted claims exclusive of interest, attorney’s fees, costs incurred and exemplary damages and (ii) as to an equity claim, substantial injunctive or other equitable relief upon its asserted claim. Either of the parties herein shall be entitled to request the trier of fact in any dispute, litigation or arbitration between them, to determine which of the parties is “prevailing.”

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove written.

EMPLOYER:

VFINANCE, INC.

By: /s/ Leonard J. Sokolow
Authorized Representative

EMPLOYEE:

/s/ Timothy Mahoney
Timothy Mahoney